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                              EMPLOYMENT AGREEMENT


         AGREEMENT, dated as of the 4th day of February, 1994, between U.S. Healthcare, Inc. and JAMES H. DICKERSON, JR. (hereinafter "Employee"). As used herein, "Employer" or "Company" means U.S. Healthcare, Inc., its subsidiaries and related companies and, if any, their assignees.

         1 .   Term of Employment.

                 1.1 Employer hereby agrees to employ Employee as a Company officer on the terms and conditions set forth herein. Employee hereby accepts such employment upon such terms and conditions.

                 1.2 Such employment shall be for an initial term of sixty (60) months, commencing no later than March 1, 1994, and shall be automatically extended for an additional term of sixty (60) months and thereafter from year to year, except that upon the delivery by either Employer or Employee to the other party of a written notice at least ninety (90) days prior to the expiration of the initial 60-month term or a subsequent term, this Agreement shall terminate on the last day of such term then in effect. As used herein, the phrase "Employment Term" refers to the initial term and, if any, the renewal terms.

         2.    Duties of Employee.

                 2.1 Employee shall faithfully, industriously, and to the best of his ability, experience and talents, perform all services, acts or other things necessary to properly and lawfully manage, conduct and carry out Employer's business, and shall perform such functions and duties as are customarily performed by an employee holding Employee's position and responsibilities and such additional functions and duties as are directed by Employer. Any reasonable change of title, job duties, assignments or functions shall not constitute a breach of this Agreement by Employer.

                 2.2 Employee shall devote Employee's full business time, ability and attention to the Company's business while employed by Employer. During such time Employee shall not engage in or render any services of any nature to any other business entity whatsoever, whether or not for compensation, without the written consent of Employer. Nothing herein shall prohibit Employee from ownership of less than 5% of the stock of a public company or from managing Employee's own investments outside of business hours, including acting as a limited partner or up to 5% owner of any business enterprise not in competition with Employer so long as Employee's involvement with such enterprise is that of investor and not as manager or director.

                 2.3 Employee shall be bound by and comply with all of the lawful terms and conditions of the Employer's Articles of Incorporation, By-laws, Employee Handbook, Business Ethics Policy, security procedures, and all personnel policies and procedures as they exist and as they may be changed or replaced from time to time.





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                 2.4          Employee shall accept and carry out all lawful
policies, standards, regulations, instructions and directions that may from time to time be established or given by the principal executive officer of the Company, the Board of Directors of the Company, or their designees.


                 2.5 In accordance with U.S. Healthcare policy, this Agreement is conditional upon satisfactory completion of a medical examination and drug screening by a physician designated by the Company.

         3.      Compensation and Employee Benefits.

                 3.1 For each year of service during the Employment Term, Employer agrees to pay Employee a base annual salary (the "Base Salary") of $325,000 payable to Employee in accordance with Employer's payroll procedures. The Base Salary may be increased during the Employment Term, at Employer's sole discretion, based upon Employer's evaluation of Employee's performance and other factors.

                 3.2 Employee may also receive bonuses, stock options and other compensation, at Employer's sole discretion, except the year-end bonus for 1994 shall not be less than $100,000 provided Employee commences employment under this Agreement March 1, 1994 and remains employed through December 31, 1994. Employee shall be entitled to four (4) weeks of paid vacation and five (5) personal days per year in accordance with Employer's then-current policies.

                 3.3 Employee shall be entitled to receive deferred compensation at 8% of Base Salary and other fringe benefits such as pension plan, U.S. Healthcare HMO group health plan, short and long term disability coverage, life insurance and 401(k) savings plan participation, all as described in Employer's employee benefits plans, as they may from time to time be revised, and such other fringe benefits as may be provided by Employer at its sole discretion.

                 3.4 Employer may, at its election, cost and benefit, insure Employee against accidental injury or death in such amounts as Employer shall determine in its sole discretion, and Employee shall submit to such physical examination and supply such information as may be reasonably required in connection therewith.

                 3.5 Employee is authorized to incur reasonable expenses for promoting and conducting the business of Employer in accordance with Employer's then-current expense reimbursement policies and procedures. Employer shall reimburse Employee for all such business expenses upon presentation of reasonable documentation establishing the amount, date, place, essential character and purpose of the expenditures, and such other information reasonably required by Employer.

                 3.6 Employee shall be granted options to purchase 20,000 shares of U.S. Healthcare, Inc. Common Stock in accordance with and under the terms, conditions and restrictions of the U.S. Healthcare, Inc. Incentive Plan. Such options will be exercisable in equal installments over five (5) years commencing on the first





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anniversary of Employee's employment hereunder and will expire ten (10) years from date of grant unless earlier terminated in accordance with said plan.

                 3.7 Employee shall be granted a restricted stock bonus of 15,000 shares of U.S. Healthcare, Inc. Common Stock releasable to Employee in equal installments over five (5) years commencing on the first anniversary of Employee's employment hereunder in accordance with and under the terms, conditions, and restrictions of the U.S. Healthcare, Inc. Incentive Plan. Employee will have voting and dividend rights prior to release as provided for and qualified by said Plan.

         4.    Termination of Employment.

                 4.1 Employer may, at its sole option, terminate this Agreement and Employee's employment hereunder "for cause" or "for convenience."

                 4.2 If Employee is terminated "for cause" (as defined below), this Agreement and Employee's employment hereunder shall immediately terminate and Employee shall not be entitled to any payment or benefit hereunder or any other compensation other than the portion of the applicable Base Salary accrued to the date of termination. The preceding sentence shall not be construed to deprive Employee of any vested benefit to which Employee may be entitled under any employee benefit plan maintained or contributed to by Employer. Termination "for cause" shall mean the termination of Employee's employment by Employer prior to the expiration of the Employment Term for one or more of the following reasons:

                 4.2.1 Employee's willful or intentional neglect to perform Employee's duties and responsibilities hereunder;

                 4.2.2 The commission by Employee of dishonesty, fraud, material violation of the Employee Handbook, the Business Ethics Policy or any other written Company rule or procedure, intentional violation of law or governmental regulation, misappropriation of funds or property, or willful or intentional misconduct;

                 4.2.3 Unprofessional or unethical conduct by Employee as determined in a final adjudication of any board, institution, organization or governmental agency having any privilege or right to pass upon the conduct of Employee, provided such conduct has or could reasonably be expected to have a materially detrimental effect on Employer, Employer's business or Employee's ability to perform his duties;

                 4.2.4 Intentional or willful conduct by Employee which is materially detrimental to the reputation, character, business or standing of Employer; or

                 4.2.5 The continued breach by Employee of any of Employee's material obligations under this Agreement after notice and a reasonable opportunity to correct the breach.

                 4.3 In the event that Employee becomes permanently disabled or otherwise physically incapacitated and, in the reasonable judgment of Employer, is unable to effectively discharge Employee's duties and functions in accordance with this





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Agreement for a period of ninety (90) consecutive calendar days or a total of one hundred and eighty (180) days during any twelve (12) month period, Employer may, at its sole option, terminate this Agreement and Employee's employment hereunder. In such event, Employee shall not be entitled to any compensation or benefits other than such long term disability benefits as Employer provides to similarly situated employees pursuant to its then-current disability benefits plan.

                 4.4 This Agreement and Employee's employment hereunder may be terminated by Employer "for convenience" at any time.
Provided that Employee has not breached and does not breach Employee's obligations under this Agreement, including but not limited to Section 5 hereof, upon such termination "for convenience" Employee shall receive a severance payment in an amount equal to two years of Employee's Base Salary then in effect plus $100,000 if this Agreement is terminated on or prior to the third anniversary of Employee's employment hereunder or one year of Employee's Base Salary then in effect if this Agreement is terminated after the third anniversary of Employee's employment hereunder. Such payment shall be payable in installments over one (1) year in accordance with Employer's regular payroll schedule. Such payment shall be in full satisfaction of any and all payments or damages due (whether under any agreement or law) to Employee on account of such termination. Employee acknowledges that Employer's obligations under this provision constitute an element of consideration for Employee's agreement to the terms hereof.

                 4.5 If Employee dies prior to the expiration of the Employment Term, this Agreement shall immediately terminate and Employee's estate shall receive an amount equal to Employee's then-current Base Salary.

                 4.6 This Agreement and Employee's employment hereunder may be terminated by Employee, at any time, upon sixty (60) days prior written notice, in which event Employee shall not be entitled to any payment or benefit hereunder other than the portion of the then-current Base Salary accrued to the date of termination.

                 4.7 Any termination of employment or notice under this Section 4 shall be in writing. Except as otherwise provided herein, all compensation and benefits hereunder shall cease as of the date of termination of employment.

                 4.8 This Agreement shall not be terminated by reason of any merger or consolidation in which Employer is not the consolidated or surviving corporation or by any transfer of all or substantially all of assets of Employer. In the event of any such merger or consolidation or transfer of assets, the surviving or resulting corporation or the transferee of Employer's assets shall be bound by and shall have the benefit of the provisions of this Agreement. In such event, Employer shall take all actions necessary to insure that such surviving corporation or transferee is bound by the provisions of this Agreement.

         5.    Proprietary Information and Non-Competition.

                  5.1 Employee recognizes and acknowledges that Employee's performance of services for Employer will result in the disclosure to Employee of, and Employee's access to, Employer's trade secrets, proprietary information and confidential information, including but not limited to the following: member information





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and data; information and lists related to customers and prospective customers;
employee identities and information; internal financial data; information and pricing related to providers and prospective providers; training materials; provider compensation methods and rates; quality assurance methods, data and results; customer and member service systems and information; procedures;
plans; proposals; compilations; market and other strategies and research; information relating to prospective acquisitions or other transactions, or acquisition strategies; computer programs; databases; processes; premium and other pricing information; any information that is material, competitively sensitive and not generally known by the public; other information expressly designated by Employer as proprietary or confidential; payment rates and methodologies; and contracts. For the purposes of this Agreement, any and all of the foregoing information shall be referred to herein as "Employer's proprietary information." The parties agree that, as between them, each of the foregoing items shall constitute Employer's proprietary information and special and unique assets of Employer. In view of the foregoing, Employee covenants and agrees that:

                 5.1.1 During and after the Employment Term, Employee shall hold Employer's proprietary information in the strictest confidence and shall not, except as necessary and appropriate in the performance of Employee's duties for Employer, directly or indirectly disclose or reveal any of Employer's proprietary information to any third party, unless such disclosure is specifically consented to in writing by Employer; and

                 5.1.2 After the Employment Term, Employee shall not make any use of or disclose any of Employer's proprietary information.

                 5.1.3 Employee covenants and agrees that during the Employment Term and for a period of one (1) year thereafter or during any such time as Employee is receiving severance payments hereunder, whichever is longer, whether termination occurs voluntarily or involuntarily, or for cause or convenience, Employee shall not, directly or indirectly, enter into or engage in the ownership, management, operation, or control of, or act as an employee of, or consultant, advisor, or contractor to any existing or proposed HMO, health insurer or other entity engaged or planning to be engaged in competition with or in the same or similar business as Employer, if such entity
(a) has an office within a radius of one hundred (100) miles from any of Employer's offices; or (b) operates a health maintenance organization; preferred provider organization; managed care plan; third party administrator; workers compensation program; health care quality assessment or improvement program; patient survey or outcome program; health care data analysis program; or a health care related business which Employer enters into after the date hereof, in any state in which Employer is authorized to operate a health maintenance organization or it regularly conducts business.

                 5.1.4 Employee covenants and agrees that for a period of one (1) year following the end of the Employment Term, or during any such time as Employee is receiving severance payments, whichever is longer, whether termination occurs voluntarily or involuntarily, or for cause or convenience, Employee shall not directly or indirectly engage in the solicitation or servicing of, or contracting with, any present, former or prospective Company customer, member or employee or present, former or prospective contracted provider of health care services to Employer or its members, in





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any respect that would be directly or indirectly in competition with Employer.
Employee further covenants and agrees not to solicit or aid in the solicitation of any such customers, members, employees or providers on behalf of Employee or any other person or entity during such period in any respect that would be directly or indirectly in competition with Employer. Employee's providing of financial or financial consulting services for organizations not directly in competition with Employer and as to which Employee's knowledge of Employer's proprietary information would not be helpful shall not be considered "in competition with" Employer.

                 5.1.5 During and for a period of two (2) years following the end of the Employment Term, Employee will not, directly or indirectly, for Employee or on behalf of any other person or entity: (a) induce or attempt to induce any of Employer's personnel to do anything that could reasonably be expected to be detrimental to the best interests of Employer; or
(b) solicit, recruit, entice, or persuade any other employee or contractor of Employer to leave the employment or service of Employer.

                 5.2 Employee acknowledges that in the event his or her employment with Employer terminates, Employee will still be able to earn a livelihood without violating Section 5.1 hereof and that said section is a material condition to employment with Employer.

                 5.3 Employee acknowledges that compliance with this Agreement is necessary to protect the business and good will of Employer and that any actual or prospective breach will irreparably cause damage to Employer for which money damages may not be adequate. Employee therefore agrees that if he or she breaches or attempts to breach this Agreement, Employer shall be entitled to obtain temporary, preliminary and permanent equitable relief, without bond, to prevent irreparable harm or injury, together with any and all other remedies available under applicable law. The prevailing party shall be entitled to reimbursement of the reasonable attorneys' fees and costs it expends in any action to enforce this Agreement. Employee further agrees that a temporary restraining order and preliminary injunction can be obtained without personal service if Employee cannot be located at the last known address provided to Employer.

                 5.4 Employee acknowledges that he has reviewed this Agreement with Employee's counsel, and that Employee has satisfied himself that the restrictive covenants set forth in this Agreement are reasonable in all respects and that such restrictive covenants are valid and enforceable.

                 5.5 The purpose of this Agreement, among other things, is to protect Employer from unfair or inappropriate competition and to protect Employer's proprietary information. The parties agree that if the scope of enforcement of this Agreement is ever disputed, a court or other trier of fact may modify and enforce it to the extent it determines is lawful and appropriate.

                 5.6 Upon termination of this Agreement for any reason whatsoever, Employee shall return to Employer all of Employer's proprietary information, equipment, books, records, customer lists, catalogs, invoices, correspondence, identification cards, computer programs, documentation, memoranda, notes, records, drawings, manuals, passwords, documents and information pertaining





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to Employer's business, and other property which was acquired from or for
Employer, including any property or documentation developed by Employee in the course of his employment for Employer, as well as all such documents acquired in the course of performing his or her duties. No copies of the foregoing shall be retained by Employee.

         6.      General Provision.

                 6.1 Notices. Any notices to be given hereunder by either party to the other may be effectuated either by personal delivery, in writing or by mail, registered or certified, return receipt requested, postage prepaid. Mailed notices shall be addressed to the parties at the addresses appearing beneath their respective signatures below. Either party may notify the other of a change of such address in writing, by personal delivery or by mail, in accordance with the preceding sentence.

                 6.2 Entire Agreement. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto relating to the subject matter hereof. This Agreement may not be altered, modified, changed or amended except in a writing signed by both parties hereto.
Section 5 shall survive the termination of this Agreement.

                 6.3 Conflict Provisions. Any paragraph, sentence, phrase, or other provision of this Employment Agreement which is in conflict with any applicable statute, rule, or other law shall be deemed, if possible, to be modified or altered to conform thereto or, if not possible, to be omitted herefrom.

                 6.4 Non-Waiver. The failure or refusal of either party to insist upon the strict performance of any provision of this Agreement, or to exercise any right in any one or more instances or circumstances, shall not be construed as a waiver or relinquishment of such provision or right, nor shall such failure or refusal be deemed a custom or practice contrary to such provision or right.

                 6.5 Severability. If any paragraph, term or provision of this Agreement shall be held or determined to be unenforceable, the balance of this Agreement shall, nevertheless, continue in full force and effect unaffected by such holding or determination. The parties agree that it is their intention and agreement that any paragraph, term or provision which is held or determined to be unenforceable as written, shall be enforced and binding to the fullest extent permitted by law as though such paragraph, term or provision had been written in such a manner and to such an extent as to be enforceable under the circumstances. Without limitation of the foregoing, with respect to any restrictive covenant contained herein, if it is determined that any such provision is excessive as to duration or scope, it is intended that it, nonetheless, be enforced for such shorter duration or with such narrower scope as will render it enforceable.

                  6.6 Nonassignment. Employee may not assign this Agreement or delegate the performance of any of his or her duties hereunder. The parties agree that Employer may, at its sole option, assign this Agreement to any of its subsidiaries or related companies provided that U.S. Healthcare guarantees performance by such subsidiary or related company under the terms of this Agreement and that Employee





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cannot be transferred to a principal work location more than 50 miles from
Montgomery County, PA without Employee's consent, which shall not be unreasonably withheld.

                  6.7 Governing Law. This Agreement shall be construed in accordance with the laws of the Commonwealth of Pennsylvania. All claims and controversies related to or stemming from this Agreement or Employee's employment with Employer, except actions for equitable relief, shall be submitted to binding arbitration in Blue Bell, Pennsylvania, by a panel of three arbitrators, under the Commercial Arbitration Rules of the American Arbitration Association. Judgment upon an award of the arbitrator may be entered and enforced in any court having jurisdiction. All claims and actions brought under this Agreement for equitable relief shall be brought exclusively in the courts of the Commonwealth of Pennsylvania, it being acknowledged that Employer is a Pennsylvania corporation and that this Agreement will be executed by Employer in said county. Employee hereby irrevocably consents to the personal jurisdiction of the courts of the Commonwealth of Pennsylvania.

                  7. Nondisclosure. Employee shall not authorize, intentionally cause or knowingly permit the disclosure of this Agreement, or the terms hereof, to anyone other than the parties hereto and their respective legal counsel, for any purpose other than to enforce the terms hereof in arbitration or court, unless compelled by law to do so.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.


EMPLOYEE                                               EMPLOYER
 /s/ James H. Dickerson, Jr.                           By:  /s/ David F. Simon
----------------------------                              --------------------
                                                       Print Name: David F. Simon
                                                                  ---------------
                                                       Title: SVP/CC
                                                             -------

Current Address:                                       Address:

1532 Overlook Place                                    980 Jolly Road
-------------------                                    P.O. Box 1109
                                                       Blue Bell, PA  19422
Malvern, PA  19355
------------------





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